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                                                                     EXHIBIT 4.7

                                     FORM 27

                               THE SECURITIES ACT

                   MATERIAL CHANGE REPORT UNDER SECTION 75(2)
                        OF THE SECURITIES ACT (ONTARIO)
                   ------------------------------------------


ITEM 1 -  REPORTING ISSUER:

          Paramount Resources Ltd. (the "Corporation")


ITEM 2 -  DATE OF MATERIAL CHANGE:

          May 13, 2003


ITEM 3 -  PRESS RELEASE:

          May 13, 2003, copy attached.


ITEM 4 -  SUMMARY OF MATERIAL CHANGE:

          Notice of the Corporation's intention to make a Normal Course Issuer Bid through the facilities of the Toronto Stock Exchange, commencing May 15, 2003, and terminating May 14, 2004.


ITEM 5 -  FULL DESCRIPTION OF MATERIAL CHANGE:

          The Corporation has obtained approval to acquire its common shares through a Normal Course Issuer Bid on the Toronto Stock Exchange commencing May 15, 2003, and ending May 14, 2004.

          The total number of common shares that may be acquired is 3,008,430 shares, representing 5 percent of the outstanding common shares. Shares will be acquired at market prices from time to time. Upon acquisition the shares will be cancelled.

          In the opinion of the Company's Board of Directors, the Company's common shares are, from time to time, undervalued by the market, and the cost of the shares would be an expense prudently incurred by the Company. The Company has not purchased any of its common shares in the past 12 months.


ITEM 6 -  RELIANCE ON SECTION 75(3) OF THE ACT:

          Not applicable.

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ITEM 7 -  OMITTED INFORMATION:

          None.


ITEM 8 -  SENIOR OFFICER:

          Charles E. Morin
          General Counsel & Corporate Secretary
          Telephone: (403) 290-3690


ITEM 9 -  STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.


DATED AT CALGARY, ALBERTA THIS 13TH DAY OF MAY, 2002

                                        (signed)
                                        Charles E. Morin
                                        Corporate Secretary


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                                  PRESS RELEASE
                            PARAMOUNT RESOURCES LTD.
                 ANNOUNCES APPROVAL OF NORMAL COURSE ISSUER BID


(Calgary, May 14, 2003) Paramount Resources Ltd. ("Paramount") announces that it has obtained approval to acquire its common shares through a Normal Course Issuer Bid on the Toronto Stock Exchange commencing May 15, 2003, and ending May14, 2004.

The total number of shares that may be acquired is 3,008,430 shares, representing 5 percent of the 60,168,600 outstanding common shares. Shares will be acquired at market prices from time to time. Upon acquisition the shares will be cancelled.

Further particulars on the Normal Course Issuer Bid may be obtained from the Company free of charge.

In the opinion of the Company's Board of Directors, the Company's common shares are, from time to time, undervalued by the market, and the cost of the shares would be an expense prudently incurred by the Company. The Company has not purchased any of its common shares in the past 12 months.

Paramount is a Canadian oil and natural gas exploration, development and production company with operations focused in Western Canada. Paramount's common shares are listed on the Toronto Stock Exchange under the symbol "POU". The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

For further information please contact:     J. H. T. (Jim) Riddell
                                            Tel: (403) 290-3600